As filed with the Securities and Exchange Commission on May 23, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RETAIL PROPERTIES OF AMERICA, INC.

(Exact name of registrant as specified in its charter)

Maryland	42-1579325
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2021 Spring Road, Suite 200

Oak Brook, Illinois 60523

(630) 634-4200

(Address of Principal Executive Offices)

Retail Properties of America, Inc.

2014 Long-Term Equity Compensation Plan

(Full title of the plan)

Steven P. Grimes

President and Chief Executive Officer

Retail Properties of America, Inc.

2021 Spring Road, Suite 200

Oak Brook, Illinois 60523

(630) 634-4200

(Name and address of agent for service. Telephone number, including area code, of agent for service)

Copies to:
Gilbert G. Menna Daniel P. Adams Goodwin Procter LLP Exchange Place, 53 State Street Boston, Massachusetts 02109 Tel: (617) 570-1000		Dennis K. Holland General Counsel and Secretary Retail Properties of America, Inc. 2021 Spring Road, Suite 200 Oak Brook, Illinois 60523 Tel: (630) 634-4200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☒	Accelerated filer	☐

Non-Accelerated filer	☐ (Do not check if a small reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Class A Common Stock, $0.001 par value per share	3,648,766 shares(2)	$14.77	$53,892,274	$6,942

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such indeterminate number of additional shares of Class A common stock, par value $0.001 per share, of Retail Properties of America, Inc. (“Class A Common Stock”) as may be required pursuant to the 2014 Long-Term Equity Compensation Plan (the “Plan”) in the event of a stock split, stock dividend, recapitalization or similar transactions.
(2)	Represents 3,648,766 shares of Class A Common Stock that may be issued under the Plan.
(3)	Calculated solely for the purpose of computing the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act based on the average of the high and the low sales prices of the Class A Common Stock as reported on the New York Stock Exchange on May 22, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The document containing the information specified in this Part I will be sent or given to participants in the Plan in accordance with Rule 428(b)(1) promulgated under the Securities Act. In accordance with Rule 428 promulgated under the Securities Act and the requirements of Part I of Form S-8, such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Retail Properties of America, Inc. (the “Company”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof:

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Commission on February 19, 2014;

•	The Company’s Current Reports on Form 8-K filed with the Commission on January 14, 2014, February 12, 2014, May 22, 2014 and May 23, 2014;

•	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, filed with the Commission on May 6, 2014; and

•	The description of Class A Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission under the Exchange Act on March 28, 2012, including any amendment or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company’s charter contains a provision permitted under the Maryland General Corporation Law (“MGCL”) that eliminates each director’s and officer’s personal liability to us or our shareholders for monetary damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. In addition, to the maximum extent permitted under the MGCL, the Company’s charter authorizes it to obligate the Company and the Company’s bylaws require it, to indemnify the Company’s directors and pay or reimburse reasonable expenses in advance of final disposition of a proceeding if such director is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. These rights are contract rights fully enforceable by each beneficiary of those rights, and are in addition to, and not exclusive of, any other right to indemnification.

The Company’s charter and bylaws also permit it to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any officer, employee or agent of the Company or a predecessor of the Company.

The MGCL requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct, was adjudged liable to the corporation or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Company has entered into indemnification agreements with each of its executive officers and directors whereby the Company indemnifies such executive officers and directors and pays or reimburses reasonable expenses in advance of final disposition of a proceeding if such director or executive officer is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order the Company to indemnify such executive officer or director. We also maintain liability insurance for our officers and directors.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Sixth Articles of Amendment and Restatement of the Registrant, dated March 20, 2012 (Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on March 22, 2012).

4.2	Articles of Amendment to the Sixth Articles of Amendment and Restatement of the Registrant, dated March 20, 2012 (Incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on March 22, 2012).

4.3	Articles of Amendment to the Sixth Articles of Amendment and Restatement of the Registrant, dated March 20, 2012 (Incorporated herein by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed on March 22, 2012).

4.4	Articles Supplementary to the Sixth Articles of Amendment and Restatement of the Registrant, as amended, dated March 20, 2012 (Incorporated herein by reference to Exhibit 3.4 to the Registrant’s Current Report on Form 8-K filed on March 22, 2012).

4.5	Sixth Amended and Restated Bylaws of the Registrant (Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on July 20, 2012).

4.6	Amendment No. 1 to the Sixth Amended and Restated Bylaws of the Registrant, dated February 11, 2014 (Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 12, 2014).

5.1*	Opinion of Goodwin Procter LLP

23.1*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

23.2*	Consent of Deloitte & Touche LLP

24.1*	Power of Attorney (included on signature page hereto)

99.1	Retail Properties of America, Inc. 2014 Long-Term Equity Compensation Plan (Incorporated herein by reference to Appendix A to the Company’s Proxy Statement on Schedule 14A filed on March 31, 2014).

*	Filed herewith

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, State of Illinois, on this 23rd day of May, 2014.

RETAIL PROPERTIES OF AMERICA, INC.

By:	/s/ Steven P. Grimes
Name:	Steven P. Grimes
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Steven P. Grimes and Dennis K. Holland, and each of them, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution for him/her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his/her substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Steven P. Grimes	President, Chief Executive Officer and Director (Principal Executive Officer)
Steven P. Grimes		May 23, 2014

/s/ Angela M. Aman	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
Angela M. Aman		May 23, 2014

/s/ Julie M. Swinehart	Senior Vice President and Corporate Controller (Principal Accounting Officer)
Julie M. Swinehart		May 23, 2014

/s/ Gerald M. Gorski
Gerald M. Gorski	Chairman of the Board and Director	May 23, 2014

/s/ Frank A. Catalano, Jr.
Frank A. Catalano, Jr.	Director	May 23, 2014

Signature	Title	Date

/s/ Paul R. Gauvreau	Director	May 23, 2014
Paul R. Gauvreau

/s/ Richard P. Imperiale
Richard P. Imperiale	Director	May 23, 2014

/s/ Peter L. Lynch
Peter L. Lynch	Director	May 23, 2014

/s/ Kenneth E. Masick
Kenneth E. Masick	Director	May 23, 2014

/s/ Barbara A. Murphy
Barbara A. Murphy	Director	May 23, 2014

/s/ Thomas J. Sargeant
Thomas J. Sargeant	Director	May 23, 2014

EXHIBIT INDEX

Exhibit Number	Description

4.1	Sixth Articles of Amendment and Restatement of the Registrant, dated March 20, 2012 (Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on March 22, 2012).

4.2	Articles of Amendment to the Sixth Articles of Amendment and Restatement of the Registrant, dated March 20, 2012 (Incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on March 22, 2012).

4.3	Articles of Amendment to the Sixth Articles of Amendment and Restatement of the Registrant, dated March 20, 2012 (Incorporated herein by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed on March 22, 2012).

4.4	Articles Supplementary to the Sixth Articles of Amendment and Restatement of the Registrant, as amended, dated March 20, 2012 (Incorporated herein by reference to Exhibit 3.4 to the Registrant’s Current Report on Form 8-K filed on March 22, 2012).

4.5	Sixth Amended and Restated Bylaws of the Registrant (Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on July 20, 2012).

4.6	Amendment No. 1 to the Sixth Amended and Restated Bylaws of the Registrant, dated February 11, 2014 (Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 12, 2014).

5.1*	Opinion of Goodwin Procter LLP

23.1*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

23.2*	Consent of Deloitte & Touche LLP

24.1*	Power of Attorney (included on signature page hereto)

99.1	Retail Properties of America, Inc. 2014 Long-Term Equity Compensation Plan (Incorporated herein by reference to Appendix A to the Company’s Proxy Statement on Schedule 14A filed on March 31, 2014).

*	Filed herewith